EXHIBIT 99.1

News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1765

Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Rich Good (404) 652-4720 Richard Perkins (404) 652-4721

Date: Sept. 30, 2002

GEORGIA-PACIFIC AND BAIN CAPITAL ANNOUNCE DEFINITIVE AGREEMENT FOR SALE OF MAJORITY STAKE IN UNISOURCE SUBSIDIARY

         ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) and Bain Capital today announced they have reached a definitive agreement under which Bain Capital will acquire a controlling, 60 percent interest in Georgia-Pacific's Unisource paper distribution subsidiary.

        Georgia-Pacific expects the transaction to result in approximately $825 million in after-tax proceeds. In addition, Georgia-Pacific will retain 40 percent ownership of Unisource and will hold a note from Unisource for $170 million. Bank of America and Citigroup's Salomon Smith Barney have committed to provide Bain Capital with senior bank financing for the transaction. The net proceeds of the transaction will be used by Georgia-Pacific to reduce debt.

        As part of the transaction, which is expected to close during the fourth quarter 2002, Georgia-Pacific will enter into a sale-leaseback agreement with third parties for certain real estate assets now owned by Unisource. These assets will be sub-leased to Unisource. This sale-leaseback agreement will generate approximately $150 million of the expected $825 million in after-tax proceeds to Georgia-Pacific.

        Following completion of the transaction, Georgia-Pacific will record an income tax benefit of $170 million, which also is included in the expected proceeds. Closing of the transaction is subject to regulatory approval and satisfaction of customary closing conditions, including completion of the bank financing and transition agreements.

          "This transaction represents a fair value for our shareholders and moves us forward in our strategic direction," said A.D. "Pete" Correll, Georgia-Pacific chairman and chief executive officer. "The cash proceeds will be used to reduce debt and strengthen our balance sheet, and our minority stake will enable us to benefit from the expected improvement in business performance."

          Ed Conard, Bain Capital managing director, said, "We are excited about partnering with Unisource's strong management team and Georgia-Pacific to help move the business forward toward the next phase in its development by seizing new opportunities in the marketplace and by leveraging our competitive strengths."

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         Unisource, one of the largest distributors of packaging systems, printing and imaging papers and maintenance supplies in North America, was purchased by Georgia-Pacific in July 1999 and has conducted business as a separate distribution subsidiary since that time. Unisource employs approximately 10,000 people worldwide.

         Bain Capital is a global private investment firm that owns private equity, venture capital, fixed income and public market fund advisors with over $14 billion in assets under management. Bain Capital has made private equity investments and add-on acquisitions in over 225 companies in a variety of industries, including distribution and business services companies. Bain Capital partners with exceptional management teams in order to build long-term value in its portfolio companies. Headquartered in Boston, Bain Capital has offices in New York, San Francisco, London, and Munich. For more information, please visit www.baincapital.com.

         Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and distributors of tissue, packaging, paper, building products, pulp and related chemicals. With annual sales of more than $25 billion, the company employs approximately 71,000 people at 600 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. In addition, Georgia-Pacific's Unisource Worldwide subsidiary is one of the largest distributors of packaging systems, printing and imaging papers and maintenance supplies in North America. For more information, visit www.gp.com.

             Certain statements contained in this release, including statements regarding Georgia-Pacific's anticipated sale of its 60% interest in Unisource and the expected after-tax proceeds resulting from the sale, are forward-looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) and are based on current expectations. In some cases, the forward-looking statements contained in this release can be identified by terminology such as "expects" and "will" or comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, consummating the transaction. As a result, actual events or future results may differ materially and readers are cautioned not to place undue reliance on these forward-looking statements, which are based on information known today and speak only as of the date of this release. In the future, Georgia-Pacific, through its senior management team, may make additional or different forward-looking statements about the matters described in this release. Georgia-Pacific undertakes no obligation to publicly revise any of these forward-looking statements to reflect changes in the facts or information on which they are based or any events or circumstances occurring after the date hereof.

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